Exhibit 10.23

MoSys, Inc.

Advisor Agreement

This Advisor Agreement (the “Agreement”) is entered into by and between MoSys, Inc. (“MoSys”) and David DeMaria (“Advisor”) as of January 25, 2013 (the “Effective Date”).

1. Advisor Relationship.  During the term of this Agreement, Advisor will provide business advisory services to MoSys (the “Services”).  Advisor shall use Advisor’s commercially reasonable efforts to perform the Services in a manner satisfactory to MoSys.

2. Compensation. As consideration for the Services to be provided by Advisor and other obligations, the term of 340,938 outstanding and vested shares under stock options granted on August 18, 2008 and June 28, 2010 (the “Option Shares”), which would otherwise terminate, will continue in effect during the term of Agreement, subject to the terms and conditions of the Company’s stock option plan and stock option agreements. The Option Shares shall expire on the earlier of termination of the Agreement or January 25, 2014.  Advisor shall be solely liable for all expenses incurred in connection with the performance of Services hereunder, except for all reasonable expenses approved in advance by MoSys and incurred in connection with the performance of Services hereunder, which expenses MoSys will reimburse.

3. Term and Termination.  Advisor shall serve as an advisor to MoSys for a period of one (1) year commencing on the Effective Date. Either party may upon written notice immediately terminate this Agreement with or without cause.

4.  Independent Contractor.  Advisor’s relationship with MoSys will be that of an independent contractor and not that of an employee.  Advisor will not be eligible for any employee benefits, nor will MoSys make deductions from payments made to Advisor for taxes, all of which will be Advisor’s responsibility.

5. Supervision of Advisor’s Services.  All services to be performed by Advisor, including but not limited to the Services, will be as agreed between Advisor and the CEO of MoSys.

6. Consulting or Other Services for Competitors.  Subject to Section 8(a), Advisor represents and warrants that Advisor will not, during the term of this Agreement, perform any consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of MoSys. If Advisor is in doubt as to the competing products or services of MoSys, the parties will discuss and MoSys will not unreasonably determine that such products or services compete with MoSys.

7. Confidentiality.  “Confidential Information” means: (1) any and all versions of MoSys proprietary software, circuitry designs (including cell libraries, megafunctions and cores), design methodology, process technology, and any other proprietary technology in any form, whether now existing or hereafter created, developed, produced or distributed by MoSys; (2) compilations of data or information concerning MoSys business; (3) the identities of MoSys licensors, licensees, suppliers; (4) proprietary or trade secret information submitted by any third party to MoSys for study, evaluation or any other use; and (5) any other information concerning MoSys that is not generally known to the public (including information about MoSys operations, personnel, products or services). Advisor understands that this Agreement is the basis for a relationship of trust and confidence between Advisor and MoSys with regard to Confidential Information.  At all times during and after the term of this Agreement, Advisor agrees to keep in strictest confidence and trust all Confidential Information and to take all reasonable precautions to protect against its disclosure or misuse.  Advisor will not use any Confidential Information other than for the sole benefit of MoSys pursuant to the performance of Advisor’s duties hereunder, nor disclose any Confidential Information except to employees of MoSys with a need to know for purposes of

Mosys, Inc. Confidential

performing the Services.  Advisor shall not, however, be required to treat as confidential any Confidential Information which Advisor establishes by written evidence: (i) is in the public domain by reason of prior publication not directly or indirectly resulting from any act or omission of Advisor or its employees or subcontractors, or (ii) was already properly known to Advisor (other than in connection with this Agreement) without restriction on use or disclosure at the time of disclosure by MoSys to Advisor. Advisor shall not disclose in any manner the nature of the Services, the terms of this Agreement, unless specifically authorized by MoSys or as otherwise required to perform the Services.

8. Conflicts with this Agreement.

(a) The parties understand and agree that Advisor is employed by Cadence Design Systems, Inc.  (“Cadence”).  In the event of a conflict between the terms and conditions of this agreement and the terms and conditions of Advisor’s employment at Cadence, the terms and conditions of Advisor’s employment at Cadence prevail.

(b) Subject to Section 8(a), Advisor represents and warrants that Advisor is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement.

(c) Subject to Section 8(a), Advisor warrants that Advisor has the right to disclose or use all ideas, processes, techniques and other information, if any, which Advisor has gained from third parties other than Cadence, and which Advisor discloses to MoSys in the course of performance of this Agreement, without liability to such third parties other than Cadence.

(d) Advisor represents and warrants that Advisor has not granted any rights or licenses to any intellectual property or technology that would conflict with Advisor’s obligations under this Agreement.  Advisor will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

9.  Miscellaneous.

(a) Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(c) Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(d) Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(e) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

The parties have executed this Advisor Agreement as of the day and year first above written.

MoSys, Inc.		Advisor

By:	/s/ James Sullivan	By:	/s/ David DeMaria
Name:	James Sullivan	Name:	David DeMaria
Title:	CFO